UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9390	95-2698708
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9357 Spectrum Center Blvd, San Diego, CA 92123
(Address of principal executive offices) (Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	JACK	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On December 17, 2020, Jack in the Box Inc. (the “Company”) announced the Company’s Board of Directors (the “Board”) will appoint Mr. Timothy Mullany to the position of Chief Financial Officer (“CFO”), effective upon his first day of employment with the Company on January 18, 2021 (the “CFO Start Date.”).

Mr. Mullany, age 45, most recently served as the Chief Financial Officer of Body Firm Aerobics Inc. d/b/a VASA Fitness (Orem, UT), an operator of approximately 45 fitness clubs across six states, from August 2018 until December 2020. Prior to that, Mr. Mullany served as the Chief Financial Officer of RAVE Restaurant Group, Inc. (The Colony, TX), which owns, operates, franchises, and/or licenses approximately 217 Pie Five Pizza Co. and Pizza Inn restaurants and Pizza Inn Express kiosks domestically and internationally, from May 2014 to July 2018. Previously, from October 2011 to April 2014, Mr. Mullany held the Chief Financial Officer role at Restaurants Unlimited, Inc (Seattle, WA), an American food and beverage firm, and from April 2009 to February 2011, he held the Chief Financial Officer role at Consumer Capital Partners (Denver, CO), a private investment, concept development, and strategic advisory firm that franchises and operates Smashburger and Quizno brands, among others. Mr. Mullany received a Master of Business Administration from Columbia Business School and holds a Bachelor of Science from Villanova University.

On December 14, 2020, the Company entered into an offer letter (the “Offer Letter”) with Mr. Mullany with respect to his employment as CFO. The Offer Letter provides for Mr. Mullany to receive: (a) an annual base salary of $500,000; (b) a one-time cash bonus of $150,000, payable on the first regular payroll date following his hire, and which is required to be repaid in the event of his resignation or termination with Cause within one year after hire; and (c) subject to Board approval, a one-time new hire grant of RSUs with the number of shares equal to $250,000 divided by the Company’s 60-day average stock price ending on the day before the date of grant and subject to a four-year vesting schedule at 25% per year, with 50% of the net RSU shares subject to a holding requirement until termination of service.

The Offer Letter also provides that Mr. Mullany will be eligible for (a) an annual bonus incentive under the Company’s Annual Performance Incentive Plan with target annual incentive potential of up to 75% of base salary, payable as a lump sum cash payment, and based on attainment of Company performance targets to be set by the Board of Directors; (b) an annual equity award under the Company’s Long-Term Incentive Plan (to be effective the second Monday following the CFO Start Date for FY21, and all future FY grants to occur in November or December of each year)  with an expected target value of $600,000 at grant, consisting of 50% performance share units (PSUs) and 50% restricted stock units (RSUs) which are both subject to holding requirements; and (c) participation in (i) the Jack in the Box Inc. Severance Plan for Executive Officers, described in the Company’s Current Report on Form 8-K filed March 4, 2020, and (ii) the Company’s Compensation and Benefits Assurance Agreement for Executives, which will provide for benefits for the CFO position at 2.5x multiple of salary/bonus and 30 months COBRA coverage. Equity grants are subject to a stock ownership requirement equal to 3.0x of annual salary to be achieved within five years from the CFO Start Date. Mr. Mullany will also be entitled to relocation assistance, including reimbursement for moving expenses, consistent with the Company’s relocation policy.

There are no arrangements or understandings with any other person pursuant to which Mr. Mullany was appointed as the Company’s CFO, and there are no family relationships between Mr. Mullany and any director or executive officer of the Company. Additionally, there are no transactions between Mr. Mullany and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On December 17, 2020, the Company issued a news release announcing Mr. Mullany’s appointment, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1. In addition, a copy of the Offer Letter is filed with this report as Exhibit 99.2. The foregoing description of the terms of the Offer Letter is a summary of select terms, is not complete, and is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein.

Resignation of Former Chief Operating Officer

On December 11, 2020, Marcus Tom notified the Company of his intention to resign from his position as the Company’s Chief Operating Officer, effective January 8, 2021.  Mr. Tom’s decision to resign is for personal reasons and not related to a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 9.01	Financial Statements and Exhibits

(d)         Exhibits.

Exhibit No.	Description
99.1	Press Release of Jack in the Box Inc, dated December 17, 2020
99.2	Offer Letter by and between Tim Mullany and Jack in the Box Inc., dated December 11, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

Date: December 17, 2020	/s/ Darin Harris
Darin Harris
Chief Executive Officer